Exhibit 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Presents Interim Clinical Data from its Ongoing Phase 1/2 Study and New Preclinical Results for BCMA-targeting TriTAC® HPN217 at the 63rd ASH Annual Meeting and Exposition

Encouraging clinical activity in higher dose cohorts with 63% ORR and 88% DCR reported in 2150 µg/week cohort with 8 disease evaluable patients with relapsed/refractory multiple myeloma

Tolerable safety profile with cytokine release syndrome (all Grade 1 or 2) observed in 9 of 37 patients (24%)

Patient enrollment and dose escalation is ongoing to define the RP2D and MTD

Management to host webcast and conference call to review the HPN217 data presented at ASH and provide a pipeline update on Monday, December 13, 2021 at time 4:30 p.m. ET / 1:30 p.m. PT

SOUTH SAN FRANCISCO, Calif., December 11, 2021—Harpoon Therapeutics, Inc. (NASDAQ: HARP), a clinical-stage immunotherapy company developing novel T cell engagers, today presented a poster with interim data from the ongoing dose-escalation portion of the Phase1/2 trial for HPN217 in patients with relapsed/refractory multiple myeloma (R/R MM) at the 63rd American Society for Hematology (ASH) Annual Meeting and Exposition. HPN217 targets B-cell maturation antigen (BCMA) and is based on Harpoon’s proprietary Tri-specific T cell Activating Construct (TriTAC®) platform designed to recruit a patient’s own immune cells to kill tumor cells.

As of November 10, 2021, the data cutoff date for the interim clinical data presentation, 37 patients have been dosed across 10 cohorts at fixed doses of 5 to 2860 µg/week and in step dosing cohorts up to 3240 µg/week administered as an intravenous infusion. These interim data demonstrated:

•	HPN217 is generally well tolerated with one dose limiting toxicity (DLT) reported of Grade 4 AST elevation that resolved, MTD has not been reached

•	HPN217 is clinically active at higher dose levels with clinical benefit, disease control rate (DCR) of 88%, demonstrated in 7 of 8 disease evaluable patients in the 2150 µg/week cohort

•	2 stringent complete responses (SCRs) have been observed, one in each of the higher dose 2150 and 2860 µg/week cohorts

•	Transient and manageable cytokine release syndrome (CRS) reported in 9 of 37 patients (24%) were all Grade 1 or 2

•	Introduction of step dose regimens has allowed for the administration of higher target doses, currently at 3240 µg/week

“These encouraging data for HPN217 demonstrate robust clinical activity at higher doses, strong target engagement, and a manageable safety profile in this heavily refractory patient population,” said Natalie Sacks, M.D., Chief Medical Officer of Harpoon Therapeutics. “Dose escalation is ongoing to determine the RP2D for advancement into the expansion phase of the trial.”

Interim Results from the Ongoing HPN217 Phase 1/2 Trial Presented at ASH

This Phase 1/2 trial is a multicenter, open-label study designed to evaluate safety, tolerability, pharmacokinetics and clinical activity in patients with R/R MM who have had at least three prior systemic treatments including a proteasome inhibitor, an immunomodulatory drug and an anti-CD38 antibody. The initial ongoing phase of the trial is dose escalation, with the goal of determining a recommended dose for the expansion phase. The escalation phase began with single patient cohorts and transitioned to a 3+3 design when Grade 2 toxicity was observed. HPN217 is being administered to patients once weekly by intravenous infusion and the primary outcome measures are an assessment of safety and tolerability, pharmacokinetics and pharmacodynamics. Secondary endpoints include duration of response, progression free and overall survival. Tumor assessment is based on International Myeloma Working Group (IMWG) Response Criteria.

As of the November 10, 2021 data cut-off date, 37 patients have been treated in 10 cohorts with fixed doses ranging from 5 to 2860 µg/week or a step dosing regimen of 1620 µg priming dose followed by a 3240 µg/week target dose. Premedication to minimize CRS includes dexamethasone and other standard therapies. Enrolled patients had a median of 7 prior therapies. The most frequent treatment-emergent adverse events (TEAEs) occurring in greater than 20% were anemia, 17 patients (46%), fatigue, 12 patients (32%), and transient CRS, 9 patients (24%), No grade 3 or higher CRS was reported and one dose limiting toxicity (DLT) was reported, grade 4 AST, which resolved. Maximum tolerated dose has not been reached.

Clinical benefit was observed in the patients receiving higher doses. In 8 disease evaluable patients enrolled at 2150 µg/week an ORR of 63% was reported (5/8 patients) consisting of 1 stringent CR, 1 VGPR, and 3 PRs. including 1 patient with prior BCMA-targeting therapy exposure. The disease control rate, (DCR), was 88% based on 7/8 patients. For the 2860 µg/week cohort consisting of 5 evaluable patients, the ORR was 2/5 (40%) including a second stringent CR, with a DCR of 60%. As of the data cutoff, all responders remained on study treatment.

HPN217 demonstrated a dose proportional increase in Cmax and AUC with a median serum half-life of 74 hours (range of 38 – 197 hours), confirming half-life extension. Half-life, clearance rate, and volume of distribution were dose-independent, suggesting linear PK kinetics. Pharmacodynamic analysis shows a dose-dependent, transient increase in serum cytokines and chemokines (IL-6, IL-8, IL-10, TNFα).

Patients continue to be enrolled in the escalation phase of the trial, with a goal to identify a recommended Phase 2 dose for an expansion phase. The expansion phase of the trial will further evaluate the safety and activity of HPN217 in patients with R/R MM. This trial is titled, “A Phase 1/2 Open-label, Multicenter, Dose Escalation and Dose Expansion Study of the Safety, Tolerability, and PK of HPN217 in Patients With R/R MM”. For additional information about the trial, please visit www.clinicaltrials.gov using the identifier NCT04184050.

Preclinical Data for HPN217 Presented at ASH

The poster titled “The Effects of BCMA Expression, Soluble BCMA, and Combination Therapeutics on the Anti-Tumor Activity of HPN217, a BCMA-Targeting Tri-Specific T Cell Engager Against Multiple Myeloma” showcased translational studies to examine factors that may impact the therapeutic efficacy of HPN217. These factors include the target BCMA, in membrane-bound or soluble form, and concomitant or combination therapeutics such as gamma secretase inhibitor (GSI) and dexamethasone.

Preclinical data from this presentation for HPN217 demonstrated:

•	In a patient derived cell culture system, HPN217 was able to mediate multiple myeloma cell killing by autologous T cells in 80% of the cultures

•	Presence of dexamethasone appeared to have limited effect on the anti-tumor activity of HPN217-redirected T cells

•	GSI increased the expression of BCMA on multiple myeloma cells and enhanced the effect of HPN217

Preclinical evaluation of HPN217 in combination with approved and experimental multiple myeloma therapeutics is ongoing

Conference Call and Webcast Details

Harpoon’s management will host a webcast and conference call on Monday, December 13, 2021 at time 4:30 p.m. ET / 1:30 p.m. PT to review the data presented at ASH and provide an update on other pipeline programs. The live call may be accessed by dialing 866-951-6894 for domestic callers or 409-216-0624 for international callers using conference ID # 2760075.

A live webcast of the call will be available from the Events and Presentations section of the company’s website here and will be archived there shortly after the live event.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and is in a Phase 1/2 trial for small cell lung cancer and other DLL3-associated tumors. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. The company’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “suggest,” “target,” “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the development and advancement of Harpoon Therapeutics’ platforms and product candidates, including progress, timing, scope, design and interim results of clinical trials, the association of interim clinical data and preclinical results with potential treatment outcomes, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval by the FDA or other regulatory agencies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ quarterly report on Form 10-Q for the quarter ended September 30, 2021 and future filings by Harpoon Therapeutics. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

650-443-7400

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

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